Exhibit 3.1

AMENDMENT TO THE

THIRD RESTATED CERTIFICATE OF INCORPORATION

OF

GANNETT CO., INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, the undersigned, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1.             The name of the corporation is Gannett Co., Inc. (the “Corporation”).

2.             The Third Restated Certificate of Incorporation of the Corporation (the “Certificate”) is hereby amended to reflect a change in the name of the Corporation by deleting Article FIRST of the Certificate in its entirety and restating the same as follows:

“The name of the Corporation is TEGNA Inc.”

3.             The references to “Gannett Co., Inc.” in the title and preamble to the Certificate are hereby replaced with “TEGNA Inc.”

4.             This Amendment to the Certificate was duly adopted in accordance with the provisions of Section 242(b)(1) of the DGCL, which provide that no meeting or vote of stockholders shall be required to adopt an amendment to the certificate of incorporation that effects only changes of a corporation’s name.

5.             This Amendment to the Certificate shall be effective at 11:58 p.m. Eastern Time on June 28, 2015.

By:	/s/ Todd A. Mayman
Name:	Todd A. Mayman
Title:	Senior Vice President, General Counsel and Secretary